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                                                                    Exhibit 99.3
News Release
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Media Contact:               Clarence Ehlers
                             (219) 273-7327

Analyst/Investor Contact:    Joseph A. Rainis
                             (219) 273-7158


NATIONAL STEEL ANNOUNCES TOP EXECUTIVE CHANGES AND REALIGNMENT OF MARKETING AND
                               SALES ORGANIZATION


Mishawaka, IN, October 27, 1998 - National Steel Corporation (NYSE:NS) today announced that its Board of Directors has approved the following appointments and changes in responsibilities:

          John F. Kaloski- Senior Vice President- Regional Division

          James H. Squires- Senior Vice President- Granite City Division

          Thomas A. Baird- Vice President Automotive and Container Sales

          LeRoy A. Bordeaux- Vice President Construction and Sheet Sales

Mr. Kaloski joined the Company on August 1, 1998 as Senior Vice President-Regional Operations, which consists of the Great Lakes Division in Ecorse, Michigan and the Midwest Division in Portage, Indiana. Mr. Kaloski brought with him thirty years of fully integrated steelmaking business experience and will now have responsibility to oversee manufacturing and the Regional Division's automotive, container, construction and sheet sales coordination. In his new capacity, Mr. Kaloski will continue to report to National's President and Chief Operating Officer, John A. Maczuzak.

James H. Squires has over forty years of steelmaking experience and has served in a number of high-ranking capacities at the Granite City Division. Since October 1996, Mr. Squires has served as Vice President and General Manager Granite City Division. He will have responsibility for both the manufacturing and construction and sheet sales coordination for the Granite City Division. He will continue to report directly to Mr. Maczuzak.

Thomas A. Baird has over thirty-four years experience in National's marketing and sales organization. Prior to assuming his most recent appointment, Mr. Baird was the General Manager- Automotive Sales, a position he has held since October 1993. In his new capacity, Mr. Baird will report directly to Mr. Maczuzak for corporate commercial purposes and to Mr. Kaloski for day to day coordination of commercial and operating activities.

                                     -more-
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                                                                    Exhibit 99.3

LeRoy A. Bordeaux has over thirty years of experience in marketing and sales for National Steel. Prior to his most recent promotion, Mr. Bordeaux has served as the General Manager Sheet Sales since August 1997. In his new capacity, Mr. Bordeaux will report directly to Mr. Maczuzak for corporate commercial purposes and to Mr. Squires for day to day coordination of commercial and operating activities.

"This realignment will provide clearer responsibility and accountability to customers and supports quicker decision making for improved customer focus. By placing more direct marketing and sales responsibility at the manufacturing level, these changes are expected to have a positive impact on National Steel's customer service and profitability," said President and Chief Operating Officer John A. Maczuzak.

"This organizational change is designed to better align sales and manufacturing responsibilities with our strategic goal of becoming the number one steel supplier," stated Mr. Yutaka Tanaka, Chairman and Chief Executive Officer of National Steel.

All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-Q for the quarter ended June 30, 1998.

Headquartered in Mishawaka, Indiana, National Steel is the fourth largest integrated steel company in the United States, with annual shipments of approximately six million tons of flat rolled products. National Steel employs approximately 9,400 people. Visit National Steel's website at:
www.nationalsteel.com.